Exhibit 99.1

Granite Point Mortgage Trust Inc. Announces Completion of Reverse Stock Split

NEW YORK, October 6, 2026 – Granite Point Mortgage Trust Inc. (NYSE: GPMT) (“GPMT,” “Granite Point” or the “Company”) today announced the completion of its previously announced one-for-ten reverse stock split of the outstanding shares of the company’s common stock (the “Reverse Stock Split”). The Reverse Stock Split, which was effective at 5:00 p.m. Eastern Time on October 5, 2026, reduced the number of outstanding shares of the company’s common stock from approximately 48.2 million shares to approximately 4.8 million shares. The par value of each share of common stock will remain unchanged. The Company’s common stock will continue trading on the NYSE under the symbol “GPMT” and is assigned CUSIP number: 38741L 404.

The Reverse Stock Split is intended to be tax-free for U.S. federal income tax purposes. U.S. common stockholders generally should not recognize a gain or loss from the reverse stock split, except in those instances where cash payments were provided in lieu of fractional shares, which may be taxable. GPMT’s common stockholders are encouraged to consult their financial advisors and tax advisors regarding the consequences of the Reverse Stock Split, including the applicability and effect of any U.S. federal, state, local or foreign tax laws.

About Granite Point Mortgage Trust Inc.

Granite Point Mortgage Trust Inc. is a Maryland corporation focused on directly originating, investing in and managing senior floating-rate commercial mortgage loans and other debt and debt-like commercial real estate investments. Granite Point is headquartered in New York, NY. Additional information is available at www.gpmtreit.com.

Forward-Looking Statements

This press release contains, or incorporates by reference, not only historical information, but also forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “target,” “believe,” “outlook,” “potential,” “continue,” “intend,” “seek,” “plan,” “goals,” “future,” “likely,” “may” and similar expressions or their negative forms, or by references to strategy, plans or intentions. The illustrative examples herein are forward-looking statements. Our expectations, beliefs and estimates are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and estimates will prove to be correct or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2025, under the caption “Risk Factors,” and our subsequent filings made with the SEC. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Stockholders of Granite Point and other interested persons may find additional information regarding the Company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Granite Point Mortgage Trust Inc., 1114 Avenue of the Americas, Suite 3020, New York, NY 10036, telephone (212) 364-5500.

Investors: Chris Petta, Head of Investor Relations, Granite Point Mortgage Trust Inc., (212) 364-5500, investors@gpmtreit.com.